As filed with the Securities and Exchange Commission on April 11, 2025

Registration No. 333-281851

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________

POST-EFFECTIVE AMENDMENT NO. 1
ON
FORM S-8 TO FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RENASANT CORPORATION
(Exact name of registrant as specified in its charter)

     Mississippi                                 64-0676974
(State or other                              (I.R.S. Employer
jurisdiction of incorporation                          Identification No.)
or organization)

209 Troy Street
Tupelo, Mississippi 38804-4827
(Address of principal executive offices)(Zip Code)

THE FIRST BANCSHARES, INC. 2007 STOCK INCENTIVE PLAN, AS AMENDED
(Full title of the plan)

C. MITCHELL WAYCASTER	Copy to:
Chief Executive Officer	MARK W. JEANFREAU
Renasant Corporation	General Counsel
209 Troy Street	Renasant Corporation
Tupelo, Mississippi 38804-4827	209 Troy Street
(662) 680-1001	Tupelo, Mississippi 38804-4827
(Name and address, including zip code, and telephone number, including area code, of agent for service)	(662) 680-1445

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

Renasant Corporation (“Renasant” or the “Registrant”) hereby amends its Registration Statement on Form S-4 (File No. 333-281851), filed with the Securities and Exchange Commission (the “Commission”) on August 30, 2024, as amended on September 13, 2024, and declared effective by the Commission on September 17, 2024 (the “Form S-4”), by filing this Post-Effective Amendment No. 1 on Form S-8 (the “Post-Effective Amendment No. 1”). The Form S-4, as amended by this Post-Effective Amendment No. 1, is referred to as the “Registration Statement.” The Registrant filed the Form S-4 in connection with the merger of The First Bancshares, Inc., a Mississippi corporation (“The First”), with and into the Registrant, with the Registrant as the surviving corporation (the “Merger”). This Post-Effective Amendment No. 1 relates to shares of the common stock, par value $5.00 per share, of the Registrant (“Registrant Common Stock”) originally registered on the Form S-4 that may be issued in connection with equity awards (the “FBMS Awards”) previously granted under The First Bancshares, Inc. 2007 Stock Incentive Plan, as amended, which FBMS Awards were assumed by the Registrant in connection with the Merger, which was consummated on April 1, 2025. At the effective time of the Merger, each outstanding FBMS Award was converted into a corresponding award with respect to Registrant Common Stock.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* In accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8, the information required by this Part I of Form S-8 is not and will not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference
The following documents filed by the Registrant with the Commission are hereby incorporated by reference herein:

(a)The Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2024 filed with the Commission on February 26, 2025, and containing audited financial statements for the Registrant’s latest fiscal year.

(b)The Registrant’s Current Reports on Form 8-K filed with the Commission on April 4, 2025 and March 17, 2025.

(c)The Description of the Registrant’s Securities Registered under Section 12 of the Securities Exchange Act of 1934, as amended, filed as exhibit 4(i) to the Quarterly Report on Form 10-Q of the Registrant filed with the Commission on August 7, 2024 and incorporated herein by reference, including any amendment or report filed for the purpose of updating such description.
To the extent that any information contained in any report on Form 8-K or any exhibit thereto was furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference herein.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents, provided that any document or information contained in such filings that is deemed “furnished” to, or is otherwise not deemed “filed” with, the Commission in accordance with Commission rules, including, but not limited to, the Registrant’s compensation committee report and performance graph and information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K including related exhibits, shall not be deemed incorporated by reference herein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
Not applicable.

Item 5. Interests of Named Experts and Counsel
The validity of the Registrant Common Stock to be issued in connection with the Merger has been passed upon for the Registrant by Phelps Dunbar LLP.

Item 6. Indemnification of Directors and Officers

The Renasant bylaws provide that whenever any director or officer (each, an “Indemnitee” and together, the “Indemnitees”) is made a party to any proceeding, including any derivative action in the right of Renasant, the Indemnitees will be indemnified against liability and reasonable expenses, including attorney’s fees, incurred by the Indemnitees in connection with such proceeding, if the Indemnitee meets certain standards of conduct described below and such indemnification is not otherwise prohibited by Mississippi law or the Renasant bylaws. An Indemnitee is not entitled to indemnification from Renasant against any liability in a proceeding by Renasant (not including derivative actions in the right of Renasant) against such Indemnitee. An Indemnitee meets the required standard of conduct if the Indemnitee conducted himself or herself in good faith and reasonably believed that (1) any conduct in the Indemnitee’s official capacity was in the best interests of Renasant, (2) in all other cases, the Indemnitee’s conduct was at least not opposed to the best interests of Renasant, or (3) in any criminal proceeding, the Indemnitee had no reasonable cause to believe that such conduct was unlawful.

Unless ordered by a court pursuant to the Mississippi Business Corporations Act (the “MBCA”), Renasant may not indemnify any Indemnitee in respect to any liability in connection with: (1) a proceeding in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the Indemnitee has met the relevant standard of conduct described above; or (2) any proceeding with respect to conduct for which the Indemnitee was adjudged liable on the basis that the Indemnitee received a financial benefit to which the Indemnitee was not entitled, whether or not involving action in the Indemnitee’s official capacity.

Under Miss. Code Ann. Section 81-5-105(1), the duties of a director or officer of a bank or bank holding company to the bank or bank holding company and its shareholders are to discharge the director’s or officer’s duties in good faith and with the diligence, care, judgment and skill as provided in subsection (2). Subsection (2) provides that a director or officer of a bank or bank holding company cannot be held personally liable for money damages to a corporation or its shareholders unless the officer or director acts in a grossly negligent manner or engages in conduct that demonstrates a greater disregard of the duty of care than gross negligence. In addition, Miss. Code Ann. Section 81-5-105(4) provides that the provisions of Miss. Code Ann. Section 81-5-105 are the sole and exclusive law governing the relation and liability of directors and officers to their bank or bank holding company, or their successor, or to the shareholders thereof, or to any other person or entity.

If the MBCA were applicable in defining the fiduciary duties of officers and directors, Miss. Code Ann. Section 79-4-8.31 provides that a director is not liable to a corporation or its shareholders for any decision to take or not take action, or any failure to take any action, as a director, unless the party asserting liability proves certain matters. The party must show that (1) the director was a party to or had a direct or indirect financial interest in a transaction, which transaction was not otherwise approved in accordance with the MBCA, and (2) the challenged conduct consisted or was a result of (a) action not in good faith; (b) a decision which the director did not reasonably believe to be in the best interests of the corporation or as to which the director was not appropriately informed; (c) a lack of objectivity, due to familial, financial or business relationships, or a lack of independence, due to the director’s domination or control by another interested person, where such relationship, domination or control could reasonably be expected to have affected the director’s judgment respecting the challenged conduct in a manner adverse to the corporation, and after a reasonable expectation to such effect has been established, the director cannot demonstrate that he or she reasonably believed the challenged conduct to be in the best interests of the corporation; (d) the director’s sustained failure to stay informed about the corporation’s business and affairs or otherwise discharge his or her oversight functions; or (e) receipt of a financial benefit to which the director was not entitled or any other breach of the director’s duty to deal fairly with the corporation and its shareholders that is actionable under law.

Item 7. Exemption From Registration Claimed
Not applicable.

Item 8. Exhibits
EXHIBIT INDEX

Exhibit No.	Description

4.1
Articles of Incorporation of Renasant Corporation, as amended (filed as exhibit 3.1 to the Form 10-Q of the Registrant filed with the Securities and Exchange Commission (the “Commission”) on May 10, 2016 and incorporated herein by reference)

4.2	Articles of Amendment to the Articles of Incorporation (filed as exhibit 3(i) to the Form 8-K the Registrant filed with the Commission on April 25, 2024 and incorporated herein by reference)
4.3	Amended and Restated Bylaws of Renasant Corporation (filed as exhibit 3(ii) to the Form 8-K of the Registrant filed with the Commission on October 24, 2024 and incorporated herein by reference)
4.4
The First Bancshares, Inc. 2007 Stock Incentive Plan (filed as exhibit 4.3 to the Form S-8 of The First Bancshares, Inc. filed with the Commission on February 1, 2011 and incorporated herein by reference)

4.5
Amendment to The First Bancshares, Inc. 2007 Stock Incentive Plan (filed as exhibit 10.6 to the Form 10-K of The First Bancshares, Inc. filed with the Commission on March 30, 2016 and incorporated herein by reference)

*5.1	Opinion of Phelps Dunbar LLP
*23.1	Consent of Horne LLP, Renasant Corporation’s independent registered accounting firm
*23.3	Consent of Forvis Mazars, LLP, The First Bancshares, Inc.’s independent registered accounting firm
*23.5	Consent of Phelps Dunbar LLP (contained in its opinion filed as Exhibit 5.1 hereto)

*	Filed herewith.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tupelo, State of Mississippi, on April 11, 2025.

RENASANT CORPORATION

By:	/s/ C. Mitchell Waycaster
Name:	C. Mitchell Waycaster
Title:	Chief Executive Officer and Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ C. Mitchell Waycaster	Director, Chief Executive Officer and Executive Vice Chairman	April 11, 2025
C. Mitchell Waycaster	(Principal Executive Officer)

/s/ James C. Mabry IV	Chief Financial Officer	April 11, 2025
James C. Mabry IV	(Principal Financial Officer)

*	Chief Accounting Officer (Principal Accounting Officer)	April 11, 2025
Kelly W. Hutcheson

*	Director	April 11, 2025
Gary D. Butler

*	Director	April 11, 2025
Donald Clark, Jr.

/s/ M. Ray (Hoppy) Cole, Jr.	Director and Executive Advisor	April 11, 2025
M. Ray (Hoppy) Cole, Jr.

*	Vice Chairman of the Board and Director	April 11, 2025
John M. Creekmore

*	Director	April 11, 2025
Albert J. Dale, III

*	Director	April 11, 2025
Jill V. Deer

*	Director	April 11, 2025
Connie L. Engel

*	Director	April 11, 2025
Rose J. Flenorl

*	Director	April 11, 2025
John T. Foy

*	Director	April 11, 2025
Richard L. Heyer, Jr.

*	Director	April 11, 2025
Neal A. Holland, Jr.

/s/ Jonathan A. Levy	Director	April 11, 2025
Jonathan A. Levy

/s/ Renee Moore	Director	April 11, 2025
Renee Moore

*	Chairman of the Board and Director	April 11, 2025
E. Robinson McGraw

/s/ Ted E. Parker	Director	April 11, 2025
Ted E. Parker

*	Director	April 11, 2025
Sean M. Suggs

*

By:	/s/ C. Mitchell Waycaster
C. Mitchell Waycaster
Attorney-in-fact